Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated May 29, 2013 (September 18, 2013, as to the effects of the 2-for-5 share split described in Note 20), relating to the consolidated financial statements of Criteo S.A. and subsidiaries (the “Company”), appearing in Amendment No. 4 to the Registration Statement No. 333-191223 on Form F-1, filed by the Company on October 28, 2013, which is incorporated by reference into this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Amendment No. 4 to the Registration Statement No. 333-191223 on Form F-1.

/s/ Deloitte & Associés
Neuilly-sur-Seine, France
October 29, 2013